UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Science Applications International Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

12010 Sunset Hills Road

Reston, Virginia 20190

Proxy Statement Supplement

This supplement (this “Supplement”), dated May 5, 2023, supplements and amends the definitive proxy statement (the “Proxy Statement”) filed by Science Applications International Corporation, a Delaware corporation, with the Securities and Exchange Commission on April 26, 2023 for the annual meeting of stockholders to be held on June 7, 2023 as a virtual meeting. This Supplement is being filed to include a clarification to the voting standards on Proposals 4 and 5 as described in the Proxy Statement to specify the effect of abstentions on the outcome of each such proposal.

Accordingly, the Proxy Statement is hereby amended as follows:

Under the heading “Proposal 4 - Approval of the 2023 Equity Incentive Plan – Vote Required”, the following paragraph is amended as follows:

The affirmative vote of a majority of the shares of our common stock present or represented and entitled to vote either in person or by proxy on Proposal 4 is required to approve Proposal 4. Abstentions have the effect of a vote against the proposal, and broker “non-votes” have no effect on the outcome of the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal. If this proposal is not approved by our stockholders, the 2023 Equity Incentive Plan will not become effective.

Under the heading “Proposal 5 - Approval of the Amended and Restated 2013 Employee Stock Purchase Plan – Vote Required”, the following paragraph is amended as follows:

The affirmative vote of a majority of the shares of our common stock present or represented and entitled to vote either in person or by proxy on Proposal 5 is required to approve Proposal 5. Abstentions have the effect of a vote against the proposal, and broker “non-votes” have no effect on the outcome of the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal. If this proposal is not approved by our stockholders, then the ESPP will continue in effect under its current terms until September 26, 2023.

Except as specifically supplemented by the information contained herein, this Supplement does not revise or update any of the other information set forth in the Proxy Statement. From and after the date of this Supplement, any references to “Proxy Statement” are to the Proxy Statement as supplemented hereby. If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any further action unless you wish to change your vote.

This Supplement does not provide all of the information that is important to your voting decisions at the annual meeting, and the Proxy Statement contains other important additional information. This Supplement should be read in conjunction with the Proxy Statement.